NEUBERGER BERMAN EQUITY FUNDS

                      NEUBERGER BERMAN EQUITY INCOME FUND
                     NEUBERGER BERMAN PREMIER ANALYSTS FUND
                   NEUBERGER BERMAN PREMIER CONVERGENCE FUND
                     NEUBERGER BERMAN PREMIER DIVIDEND FUND
                      NEUBERGER BERMAN PREMIER ENERGY FUND
                                605 Third Avenue
                         New York, New York 10158-0180



October 6, 2006

Neuberger Berman Management Inc.
605 Third Avenue, 2nd Floor
New York, New York  10158-0180

Dear Ladies and Gentlemen:

    Neuberger Berman Equity Income Fund, Neuberger Berman Premier Analysts Fund, Neuberger Berman Premier Convergence Fund, Neuberger Berman Premier Dividend Fund, and Neuberger Berman Premier Energy Fund (each a "Fund") are series of Neuberger Berman Equity Funds, a Delaware statutory trust ("Trust").

    You hereby agree during the period from October 9, 2006 through August 31, 2009 ("Limitation Period"), to forgo current payment of fees and/or pay operating expenses of each Fund's Trust Class (excluding interest, taxes, brokerage commissions, and extraordinary expenses of each Fund) ("Operating Expenses") so that the operating expenses of each Fund's Trust Class are limited to the rate of 1.00% per annum of each Fund's average daily net assets ("Expense Limitation").

    Each Fund agrees to reimburse you out of assets attributable to its Trust Class for any fees forgone by you under the Expense Limitation or any Operating Expenses you paid in excess of the Expense Limitation, provided the reimbursements do not cause the Class' total operating expenses (exclusive of interest, taxes, brokerage commissions and extraordinary expenses) to exceed an annual rate of 1.00% of average daily net assets and the reimbursements are made within three years after the year in which you incurred the expense.

    You understand that you shall look only to the assets attributable to the Trust Class of the applicable Fund for performance of this Agreement and for payment of any claim you may have hereunder, and neither any other series of the Trust or class of the applicable Fund, nor any of the Trust's trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

    This Agreement is made and to be performed principally in the State of New York, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York. Any amendment to this Agreement shall be in writing signed by the parties hereto.

    If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

                                 Very truly yours,

                                 NEUBERGER BERMAN EQUITY FUNDS,
                                 on behalf of
                                 NEUBERGER BERMAN EQUITY INCOME
                                 FUND, NEUBERGER BERMAN PREMIER
                                 ANALYSTS FUND, NEUBERGER BERMAN
                                 PREMIER CONVERGENCE FUND,
                                 NEUBERGER BERMAN PREMIER
                                 DIVIDEND FUND, AND NEUBERGER
                                 BERMAN PREMIER ENERGY FUND



                                 By: /s/ Robert Conti

                                    Title:  Vice President

The foregoing Agreement is hereby
accepted as of October 6, 2006

NEUBERGER BERMAN MANAGEMENT INC.

By: /s/ Robert Conti

Title:  Vice President